Exhibit 23.2

Consent of KPMG LLP

General Dynamics Corporation

     We consent to the use of our report incorporated by reference in this registration statement on Form S-3 of General Dynamics Corporation and certain of its subsidiaries and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting for goodwill and other intangible assets.

April 3, 2003

/s/ KPMG LLP
McLean, Virginia

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